Exhibit (b)(3)

JPMORGAN INSURANCE TRUST

(formerly One Group Investment Trust)

Amendment,

Effective May 18, 2006,

to

BYLAWS

as Revised February 16, 2000

Pursuant to Article XII of the Bylaws, the Trustees of JPMorgan Insurance Trust, by unanimous vote at a meeting held on May 18, 2006, amended the Bylaws as follows:

1. Section 3 of Article III is hereby deleted and replaced by the following:

Section 3. Record Date for Meetings. For the purpose of determining the Shareholders who are entitled to vote at any meeting, or to participate in any distribution, or for the purpose of any other action, the Trustees may from time to time close the transfer books for such period, not exceeding thirty (30) days, as the Trustees may determine; or without closing the transfer books the Trustees may fix a date no more than ninety (90) days prior to the date of any meeting of Shareholders or distribution or other action as a record date for the determination of the persons to be treated as Shareholders of record for such purposes, except for dividend payments which shall be governed by the Declaration.